Exhibit 2.1

STOCK PURCHASE AGREEMENT

Between

V-TEK HOLDINGS, LLC,

WILLIAM S. KAROL,

WILLIAM S. KAROL FAMILY TRUST,

JANICE HODSON,

And

DATA I/O CORPORATION

dated as of

October 18, 2026

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 18, 2026, is entered into between V-Tek Holdings, LLC, a Delaware limited liability company (the “Seller”), William S. Karol (“Karol”), William S. Karol Family Trust (the “Karol Trust”), and Janice Hodson (“Hodson” and together with Karol and the Karol Trust, the “Members”) and Data I/O Corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of stock in V-Tek, Inc., a Delaware corporation (“V-Tek”);

WHEREAS, Seller owns all of the issued and outstanding shares of stock in A&J Programming, Inc., a Delaware corporation (“A&J”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the stock in V-Tek and A&J, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“A&J 2024 APA” means that certain Asset Purchase Agreement dated as of April 26, 2024 by and among A&J, A&J Assembly, Inc. and the other parties named therein.

“A&J Stock” means all of the issued and outstanding shares of stock of A&J.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Accounting Principles” means: (a) the specified accounting policies, methodologies, and procedures set forth on Exhibit A; (b) to the extent not inconsistent with clause (a), and only to the extent consistent with GAAP, the same accounting methods, practices, principles, policies and procedures as applied in the preparation of the Year End Financial Statements; and (c), if not otherwise addressed by clauses (a) or (b), GAAP. In the event of conflict: clause (a) shall take precedence over clauses (b) and (c) and clause (b) shall take precedence over clause (c).

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) promulgated under the U.S. Securities Act.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Deficit” has the meaning set forth in Section 2.04(d)(i).

“Adjustment Surplus” has the meaning set forth in Section 2.04(d)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means all agreements, documents, instruments or certificates delivered or required to be delivered by any party pursuant to this Agreement, including the Escrow Agreement and the R&W Insurance Policy.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Seattle, WA or in the State of Minnesota are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Buyer Common Stock” means the common stock, no par value, of Buyer.

“Buyer Financial Statements” has the meaning set forth in Section 4.08.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Grant Thornton LLP.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash” means cash and cash equivalents, as determined in accordance with GAAP, plus/minus (i) checks, wires or other amounts due to/from the Companies in process and (ii) Restricted Cash. For the avoidance of doubt, Cash may be a negative amount.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash” means all Cash of the Companies as of 12:01 am Central Time on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

“Closing Indebtedness” means all Indebtedness of the Companies outstanding as of 12:01 am Central Time on the Closing Date.

“Closing Indebtedness Certificate” means a certificate executed by the Seller certifying an itemized list of all outstanding Indebtedness as of 12:01 am Central Time on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses” means the unpaid Transaction Expenses as of 12:01 am Central Time on the Closing Date.

“Closing Transaction Expenses Certificate” means a certificate executed by the Seller, certifying the amount of Transaction Expenses remaining unpaid as of 12:01 am Central Time on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Working Capital Assets of the Company, less (b) the Current Working Capital Liabilities of the Company, determined as of 12:01 am Central Time on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means each of V-Tek and A&J.

“Company Data” means data, databases, data compilations and related information owned or purported to be owned by the Company or in which the Company claims proprietary rights, including data generated by or for the Company in connection with any Company Product, but excluding Personal Information and Customer Technology.

“Companies” means V-Tek and A&J.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company IP Agreements” means, all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service, source code escrow agreements, development agreements, support and maintenance agreements, hosting agreements, data processing agreements and other Contracts, whether written or oral, relating to Intellectual Property, Software, firmware, Protected Data, Company Products, Company Data or Company IT Systems to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Company Products” means all products, systems, equipment, components, hardware, firmware, Software, devices and services that the Company currently or formerly has designed, developed, manufactured, programmed, assembled, tested, sold, leased, licensed, distributed, provided, supported, maintained or otherwise made available, including any Software or firmware used to operate, configure, program, test, maintain or support any of the foregoing.

“Consideration Share Price” means $2.68 per share of Buyer Common Stock.

“Consideration Shares Amount” means $3,000,000.

“Consideration Shares” means the number of shares of Buyer Common Stock equal to the Consideration Shares Amount divided by the Consideration Share Price.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Current Working Capital Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) Google-specific inventories with part number 5125-0011, (b) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (c) Restricted Cash, (d) amounts receivable by the Company from Seller or any of Seller’s Affiliates, (e) assets or contra liabilities relating to Indebtedness such as debt issuance costs, (f) deferred tax assets, and (g) income Tax assets, each as determined in accordance with the Accounting Principles.

“Current Working Capital Liabilities” means accounts payable, accrued Taxes, accrued expenses, unearned revenue and other current liabilities but excluding (a) deferred Tax liabilities, (b) Transaction Expenses, (c) the current portion of any Indebtedness of the Company, (d) payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (e) unearned revenue balance that has already been paid to the Company, all determined in accordance with the Accounting Principles.

“Data Protection Laws” means, to the extent applicable to the Company, Laws that relate to (a) data privacy; (b) data protection; (c) information security; (d) data breach notification; (e) unfair or deceptive data practices; (f) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data; (g) call or electronic monitoring, interception or recording, or any outbound calling and text messaging, telemarketing and email marketing; (h) online behavioral advertising or tracking technologies; (i) state biometric privacy laws; (j) medical information privacy and confidentiality laws; and (k) data broker laws.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Professional” means an individual licensed by a Governmental Authority to act on behalf of such Governmental Authority to oversee environmental site investigation and remediation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means that certain escrow agreement entered into by and among Seller, Buyer and Escrow Agent as of the Closing.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, including Environmental Professionals (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred or unpaid purchase price of property, assets, business, securities or services including earn-outs, seller notes, holdbacks, post-closing true-up obligations, and other similar payments payable with respect to the acquisition of any business, assets or securities (other than Current Working Capital Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) lease obligations required to be capitalized under GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance, performance bonds, surety bonds or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses, (h) 53% of the unearned revenue balance that has already been paid to the Company, (i) warranty accruals, (j) accrued personal time off in excess of 140 hours for any individual, (k) accrued bonuses and commissions, (l) 50% of any outstanding retention agreement payments, (m) any declared or unpaid dividends, distributions, or other amounts owed to the Seller or any of its Affiliates, (n) unpaid severance obligations including the employer’s portion of any employment Taxes associated with such payment, (o) unpaid income Taxes, (p) liabilities secured by a Encumbrance upon any property or assets owned by the Company, (a) through (p); and (q) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (p).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Escrow Amount” means $50,000.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, uniform resource locators, social media account or user names, handles, and other identifiers, and all associated websites and web pages, social media profiles and pages, and all content and data thereon or relating thereto; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Mitch Jacobs and Hodson, or the constructive knowledge as would have been obtained by such individual after reasonable inquiry, including, as applicable based on the subject matter of the inquiry, the direct reports of Mitch Jacobs.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Malicious Code” means any virus, Trojan horse, worm, time bomb, back door, drop dead device, malware, ransomware, spyware, disabling code or other Software routine or hardware component designed or intended to permit unauthorized access, disable, erase, damage, disrupt, impair or otherwise materially and adversely affect the operation of any Software, firmware, Company Product, Company IT System or data; provided that Malicious Code does not include license keys, activation mechanisms or similar functionality disclosed in the applicable documentation and used in the ordinary course of business to enforce license or subscription terms.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c)/Section 3.20(d).

“NASDAQ” means the NASDAQ Capital Market stock exchange.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Open Source Software” means any Software or other material that is distributed, licensed or made available under any open source, copyleft, community source, freeware or similar license or distribution model, including any license approved by the Open Source Initiative or any Creative Commons license, and including the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, Eclipse Public License, Common Development and Distribution License, Apache License, BSD License and MIT License.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 6.03.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (i) any Data Protection Laws, (ii) industry standards to which the Company has publicly committed, including, if applicable, the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time, and rules of self-regulatory organizations, including the Digital Advertising Alliance, (iii) applicable provisions of Contracts between the Company and any Person that are applicable to the Processing of Protected Data, and (iv) publicly available Privacy Policies of the Company.

“Privacy Policies” means all published, posted, and written internal policies, notices, statements and other commitments relating to the Company’s Processing of Protected Data.

“Process” or “Processing” means any operation performed on Protected Data, including the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding Protected Data (whether electronically or in any other form or medium).

“Protected Data” means any and all business information and data, including Company confidential information, proprietary information, or Personal Information, that is Processed by or on behalf of the Company and all data for which the Company is required by Law, Contract or Privacy Policies to safeguard and/or keep confidential or private, including all such data collected or Processed on behalf of customers of the Company, or transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Retirement Plan” has the meaning set forth in Section 3.20(c).

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy no. BC-BS-2026-100247-1481 to be issued by BlueChip Underwriting Services LLC to Buyer on terms and conditions set forth on Exhibit B.

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Registrable Securities” has the meaning set forth in Section 5.19.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means (i) high-value packaging services, supplies and equipment for the “tape and reel” and semiconductor industries, and (i) programming integrated circuits with customer owned code within the foregoing described industries.

“Restricted Cash” means cash or cash equivalents that are not freely usable and accessible by the Company because it is subject to restrictions or limitations on use or access by Law or Contract, including cash held in escrow or as a security or other deposit held for or on behalf of a third party.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Rule 144” has the meaning set forth in Section 5.19.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means (a) the Buyer’s most recently filed Annual Report on Form 10-K and (b) all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed or furnished (as applicable) by the Buyer following the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed and prior to the execution of this Agreement, together in each case with any documents incorporated by reference therein or exhibits thereto.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means CliftonLarsonAllenLLP.

“Security Incident” means (a) any unauthorized access to, acquisition of, use of, disclosure of, modification of or compromise of Protected Data; (b) any unauthorized access to, use of or compromise of any Company IT System; (c) any unauthorized loss, destruction, corruption or unavailability of Protected Data that is material to the Company or requires the Company to give notice under applicable Law or Contract, or (d) any material unauthorized interruption, modification or corruption of any Company IT System, or any material phishing, ransomware, denial-of-service or similar cyber incident affecting the Company.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Special Indemnity Escrow Amount” means $1,250,000.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Stock” means the V-Tek Stock and the A&J Stock.

“Straddle Period” has the meaning set forth in Section 6.04.

“Target Working Capital” means $5,567,000.

“Taxes” means all foreign, federal, national, provincial, state, city or municipal taxes, levies, duties, assessments, reassessments and other charges in the nature of a tax, including income tax, profits tax, capital gains tax, gross receipts tax, corporation tax, mining tax, royalties, sales and use tax, wage tax, payroll tax, workers’ compensation levy, capital tax, stamp duty, franchise tax, real and personal property tax, land transfer tax, transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, goods and services tax, withholding tax, social security, government pension plan and employment insurance charges or retirement contributions, unclaimed property taxes, escheat taxes or other taxes of any kind whatsoever (including withholding on amounts paid to or by any Person), whether or not disputed, and including any obligation to indemnify or otherwise assume the tax Liability of any other Person, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any filing, return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule, or attachment, supplement, appendix or exhibit thereto, and including any amendment thereof.

“Territory” means each of Minnesota and California.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means all fees and expenses incurred or accrued by or on behalf of the Company before or on or, with respect to the stock appreciation rights of Seller being paid through the Company’s payroll, after on the Closing Date in connection with (i) the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and (ii) the performance and consummation of the transactions contemplated hereby and thereby including, but not limited to (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by the Company; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by the Company; (c) any investment banking, brokerage or finder’s fees and related expenses; (d) the costs, fees and expenses of Seller; (e) any retention, transaction, phantom equity, change of control payments, bonuses (other than ordinary course year-end bonuses) or other similar arrangements which become payable to any Person solely as a result of the occurrence of the Closing, plus in each case the employer’s share of Taxes payable with respect to all such amounts, and any reimbursements or “gross up” amounts payable or made, in connection with any of the foregoing, calculated as if such amounts were paid on the Closing Date, and (f) to the extent obtained, the costs, fees and expenses of obtaining any extension (or “tail”) of the directors’ and officers’ liability insurance coverage of the Company’s existing and/or former directors’ and officers’ insurance policies and the Company’s existing and/or former fiduciary liability insurance policies.

“Transfer Taxes” has the meaning set forth in Section 6.01(a).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“U.S. Securities Act” means the Securities Act of 1933, as amended.

“V-Tek Stock” means all of the issued and outstanding shares of stock of V-Tek.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Year End Financial Statements” has the meaning set forth in Section 3.06.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Stock, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Stock shall be $23,000,000.00, payable and subject to adjustment as otherwise described in this Agreement, including, for clarity, pursuant to Section 2.04 (the “Purchase Price”).

Section 2.03 Transactions to be Effected at the Closing.

(a)   At the Closing, Buyer shall:

(i)  deliver to Seller:

(A)  the Closing Date Payment in cash;

(B)  share certificate(s) or Direct Registration System Advice(s) representing the Consideration Shares registered in accordance with the instructions provided to Buyer by Seller at least 48 hours prior to the Closing; and

(C)  the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii)  pay, on behalf of the Company or Seller, the following amounts:

(A)  Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate;

(B)  any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate; and

(C)  to the Escrow Agent, the Special Indemnity Escrow Amount to be held and disbursed in accordance with the Escrow Agreement.

(D)  to the Escrow Agent, the Indemnity Escrow Amount to be held and disbursed in accordance with the Escrow Agreement.

(b)   At the Closing, Seller shall deliver to Buyer:

(i)   an assignment evidencing the Stock to Buyer, duly executed by Seller (the “Assignment”); and

(ii)  the Ancillary Documents, duly executed by Seller, and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a)   Closing Adjustment.

(i)   At the Closing, the Purchase Price shall be adjusted in the following manner:

(A)   either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is less than the Target Working Capital;

(B)   a decrease by the outstanding Indebtedness of the Company as of 12:01 am Central Time on the Closing Date (which shall in no event be an amount less than the amounts paid by Buyer pursuant to Section 2.03(a)(ii)(A));

(C)   a decrease by the amount of unpaid Transaction Expenses of the Company as of 12:01 am Central Time on the Closing Date (which shall in no event be an amount less than the amounts paid by Buyer pursuant to Section 2.03(a)(ii)(B));

(D)   an increase by the amount of Cash of the Company as of 12:01 am Central Time on the Closing Date (as determined in accordance with Section 2.04(a)(ii)); and

(E)   a decrease by the amount of the Consideration Shares Amount.

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii)  At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate, as of 11:59 pm Central Time on the day immediately prior to the Closing Date, of (A) Closing Working Capital (“Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of such day and time (“Estimated Closing Working Capital Statement”), and a certificate of the Seller certifying that the Estimated Closing Working Capital Statement was prepared in accordance with the Accounting Principles; (B) Cash (“Estimated Closing Cash”), (C) the Closing Transaction Expenses (“Estimated Closing Transaction Expenses”), and (D) the Closing Indebtedness (“Estimated Closing Indebtedness”), in each case, in reasonable detail with appropriate backup calculations and supporting documentation. A sample calculation of Working Capital is attached as Exhibit C (the “Working Capital Methodology”).

(b)   Post-Closing Adjustment.

(i)   Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of: (A) Closing Working Capital; (B) Closing Cash; (C) Closing Indebtedness; and (D) Closing Transaction Expenses (the “Buyer Closing Statement”), calculated and determined in the same manner as is set forth in Section 2.04(a)(ii).

(ii)   The final post-closing adjustment shall be an amount equal to Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses (as finally determined in the aggregate on a “net-net” basis in accordance with Section 2.04(c)), minus the Estimated Closing Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness and Closing Transaction Expenses (as delivered by Seller in accordance with Section 2.04(a)(ii) and determined in the aggregate on a “net-net” basis) (the “Post-Closing Adjustment”).

(c)   Examination and Review.

(i)   Examination. After receipt of the Buyer Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Buyer Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Buyer Closing Statement as Seller may reasonably request for the purpose of reviewing the Buyer Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not reasonably interfere with the normal business operations of Buyer or the Company.

(ii)   Objection. On or prior to the last day of the Review Period, Seller may object to the Buyer Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fail to deliver the Statement of Objections before the expiration of the Review Period, the Buyer Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Buyer Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Buyer Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)  Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”), Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Buyer Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Buyer Closing Statement and the Statement of Objections, respectively.

(iv)   Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)   Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Buyer Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)   Payments of Post-Closing Adjustment.

(i)   If the Post-Closing Adjustment is a negative number (the absolute value of such amount, the “Adjustment Deficit”), Seller shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, pay to Buyer by wire transfer of immediately available funds an amount equal to the Adjustment Deficit.

(ii)   If the Post-Closing Adjustment is a positive number (the “Adjustment Surplus”), Buyer shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, pay to Seller by wire transfer of immediately available funds an amount equal to the Adjustment Surplus.

(iii)  For the avoidance of doubt, each applicable item of revenue, expense, credit or debit in the Closing Statement shall be accounted for without duplication among Working Capital, Indebtedness, Transaction Expenses and Cash, and each such item of revenue expense shall be accounted for only once in respect of all of the foregoing components of the Closing Statement.

(e)   Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for all applicable Tax purposes, unless otherwise required by applicable Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Stock contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m. PT, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold or cause to be deducted and withheld, from any portion of the Purchase Price and any other amounts payable hereunder all Taxes that Buyer and the Company are required to be deducted and withheld under any provision of applicable Tax Law; provided, however, that Buyer and the Company shall use commercially reasonable efforts to provide Seller at least five (5) Business Days’ notice of its intent to withhold under this Section 2.06 (except with respect to any withholding on amounts that are compensation) and shall work in good faith with Seller to mitigate any such withholding. To the extent amounts are so deducted and withheld, all such amounts shall be treated as for all purposes as having been paid to Seller hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Seller and the Members, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is or will be a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party have been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), each Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. Each of V-Tek and A&J is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which V-Tek and A&J are licensed or qualified to do business, and each of V-Tek and A&J is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by either V-Tek or A&J in connection with this Agreement and the Ancillary Documents to which it will be a party will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a)   The authorized capital stock of V-Tek consists of 5,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding and constitute the V-Tek Stock. The authorized capital stock of A&J consists of 5,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding and constitute the A&J Stock. All of the Stock have been duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Stock, free and clear of all Encumbrances.

(b)   All of the Stock was issued in compliance with applicable Laws. None of the Stock was issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)   Except as set forth on Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Stock.

Section 3.04 No Subsidiaries. Except as set forth on Section 3.04 of the Disclosure Schedules, the Company does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.06  Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31, 2025 and 2024 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Year End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2026 and the related statements of income and retained earnings, members’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which, whether individually or in the aggregate, would not be material to the Company) and the absence of notes (that, if presented, would not differ materially from those presented in the Year End Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2025, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount to the Company (none of which is a liability for breach of Contract, violation of Law or Action).

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the January 1, 2026, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and except as set forth on Section 3.08 of the Disclosure Schedules there has not been, with respect to the Company, any:

(a)   event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)   amendment of Organizational Documents of the Company;

(c)   split, combination or reclassification of any shares of its capital stock in the Company;

(d)   issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)   declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)   material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)   material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)   entry into any Contract, except for purchase orders in the ordinary course of business consistent with past practice, that would constitute a Material Contract;

(i)   incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)   transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)   sale, assignment, transfer or other disposition of any Company Intellectual Property or material Company IP Agreement, or grant of any license, sublicense or other right under any Company Intellectual Property, other than non-exclusive licenses of Company Products and related Company Intellectual Property granted to customers in the ordinary course of business consistent with past practice;

(l)  abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, material Company Intellectual Property or material Licensed Intellectual Property, or failure to take or maintain reasonable measures to protect the confidentiality, security or value of any material Trade Secrets, source code, customer-owned source code or other customer confidential information in the Company’s possession, firmware, programming files or other confidential information included in or relating to the Company Intellectual Property;

(m)  material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)  capital investment in, or loan to, any other Person;

(o)  acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)  material capital expenditures;

(q)  imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)   (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)  hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)  adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)  loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former director, officers and employees;

(v)  entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)   purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000.00, individually (in the case of a lease, per annum) or $250,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)   acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)   action by the Company to make, revoke, change or rescind any Tax election, adopt or change any accounting method, extend or waive any limitation period with respect to any claim or assessment for Taxes, surrender a right to claim a refund of Taxes with respect to the income, operations or property of the Company, enter into any closing agreement, settlement or compromise of any claim or assessment, initiate a voluntary disclosure or similar procedure, in each case in respect of Taxes, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)   Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a)  Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)  each Contract of the Company, involving aggregate consideration in excess of $100,000.00 and which, in each case, (A) contain current or outstanding obligations, and (B) cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)  all Contracts (A) that require the Company to purchase its total requirements of any product or service from a third party, that contain “take or pay” or minimum purchase obligations, or that contain exclusivity, most favored customer or most favored pricing restrictions, or grant any Person a right of first refusal, first offer or first negotiation with respect to any material Company Product, material Company Intellectual Property or other material asset, and (B) which contain current or outstanding rights or obligations;

(iii)  all Contracts (A) that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, Intellectual Property, privacy, cybersecurity, product warranty or other Liability of any Person, and (B) which contain current or outstanding obligations;

(iv)  all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) within the past nine (9) years;

(v)  all Contracts with any Material Customer, reseller, broker, distributor, dealer, manufacturer’s representative, franchise, OEM, private label, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party, and which contain current or outstanding obligations; provided, that all Material Customer Contracts disclosed in Section 3.09(a) of the Disclosure Schedules are as of October 9, 2026;

(vi)  all Contracts relating to the sale, license, lease, distribution, support, maintenance, warranty or servicing of any Company Product, Software or firmware (A) that (I) involve aggregate consideration in excess of $100,000.00, (II) contain material non-standard terms, (III) include source code escrow or delivery, or (IV) grant any Person ownership of or exclusive rights in any material Company Intellectual Property, and (B) which contain current or outstanding rights or obligations;

(vii)  all employment agreements and Contracts with individual independent contractors or consultants to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(viii)  except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(ix)  all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(x)  all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)  any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xii)  all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xiii) all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xiv)  all Contracts with any Critical Supplier (as defined in Section 3.15(c)) as of October 9, 2026;

(xv)  all Contracts pursuant to which the Company is required to deliver or disclose source code, firmware source code, product designs, manufacturing files, technical documentation or manufacturing know-how to any Person, or pursuant to which any Person has the right to obtain any of the foregoing upon the occurrence of any event; and

(xvi)  any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)   Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. None of the Company or, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in breach of or default under), has repudiated or disputed any material obligation under, or has provided or received any notice of breach of, default under, intention to terminate, non-renewal or material reduction in business under, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract, including all statements of work, purchase orders, schedules, exhibits, data processing addenda, service level agreements, modifications, amendments and supplements thereto and waivers thereunder, have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a)  The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Year End Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)   those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)  liens for Taxes not yet due and payable;

(iii)  mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)  easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v)  other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)  Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Seller’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a)  Section 3.12(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable, the title, mark or design, the record owner and inventor(s), if any, the jurisdiction by or in which it has been issued, registered or filed, the patent, registration or application serial number, the issue, registration or filing date and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software and firmware owned or purported to be owned by the Company, including Software and firmware embedded in, distributed with, or used to operate, configure, program, test, maintain or support any Company Product, identifying for each material item the source code repository or other location of its source code; (iv) all Company Products; and (v) all Trade Secrets and other material unregistered Company Intellectual Property.

(b)  Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property, Software, firmware, Company Product or Company Data; (ii) under which the Company is a licensee or otherwise is granted any right or interest relating to the Intellectual Property, Software, firmware, products or services of any Person; (iii) that relate to development, creation, ownership, assignment, hosting, maintenance, support, escrow, disclosure or distribution of any Company Intellectual Property, Company Product, Company Data or Company IT System; and (iv) that contain any material restriction on the Company’s use, enforcement, licensing, transfer or disclosure of any Company Intellectual Property, Company Product or Company Data. Section 3.12(b) of the Disclosure Schedules need not list (A) commercially available off-the-shelf Software licenses that are generally available on standard terms, involve aggregate annual fees of less than $25,000.00 and do not impose material restrictions on the Company’s business, (B) non-exclusive customer licenses granted in the ordinary course of business on the Company’s standard forms made available to Buyer, or (C) non-disclosure agreements entered into in the ordinary course of business; provided that clauses (B) and (C) do not exclude any agreement that provides for source code access or escrow, assigns or exclusively licenses material Company Intellectual Property, or contains material non-standard Intellectual Property ownership, data processing or security terms. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)  Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations owned or purported to be owned by the Company, record, owner of all right, title and interest in and to the Company Intellectual Property owned or purported to be owned by the Company, free and clear of Encumbrances other than Permitted Encumbrances, and has the valid and enforceable right to use all Licensed Intellectual Property, Open Source Software and other Intellectual Property, Software, firmware, Protected Data, Company IT Systems and Company Products used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted. Except as set forth in Section 3.12(c) of the Disclosure Schedules, neither Seller nor any Member nor any of their respective Affiliates (other than the Companies) owns or retains any right, title or interest in or to any Intellectual Property, Software, firmware, Company Data or Company Product that is material to the conduct of either Company’s business as currently conducted. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in the loss or impairment of, require the consent of any Person in respect of, or give rise to any additional payment or other obligation with respect to, the Company’s right to own or license (as applicable), use, distribute, support, maintain or otherwise exploit any Company Intellectual Property, Licensed Intellectual Property, Open Source Software, Protected Data, Company IT System or Company Product.

(d)  Except as set forth in Section 3.12(d) of the Disclosure Schedules, the Company has entered into binding, valid and enforceable written Contracts with each current and former employee, independent contractor and other Person who is or was involved in, or has contributed to, the invention, creation, development, modification or reduction to practice of any Company Intellectual Property owned or purported to be owned by the Company, whereby such Person (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, developed or modified by such Person within the scope of such Person’s employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such Person may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law; and (iv) is bound by commercially reasonable confidentiality and use restrictions protecting the Company Intellectual Property. Seller has provided Buyer with true and complete copies of all such Contracts. No Person has asserted or has any basis to assert any ownership interest in or right to payment with respect to any Company Intellectual Property other than compensation payable to employees, contractors or consultants in the ordinary course of business and license fees payable under Company IP Agreements listed in Section 3.12(b) of the Disclosure Schedules. All assignments and other instruments necessary to establish, record and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars.

(e)  Except as set forth in Section 3.12(e) of the Disclosure Schedules, all of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality, security and value of all Trade Secrets, source code, Customer Technology (to the extent in the possession or control of the Company) and other confidential information included in or relating to the Company Intellectual Property, including by requiring Persons having access thereto to execute binding written non-disclosure, confidentiality or similar agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, office actions, correspondence, assignments and other material documentation relating to the Company IP Registrations.

(f)  The conduct of the Company’s business as currently and formerly conducted, including the design, development, manufacture, programming, assembly, testing, import, export, use, sale, offer for sale, license, distribution, provision, support, maintenance and other exploitation of the Company Products, Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property, privacy, publicity, confidentiality, contract or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)  There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to the Seller’s Knowledge, threatened (including in the form of offers or demands to obtain a license, requests for indemnification, cease and desist letters or similar communications): (i) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title or interest in or to any Company Intellectual Property or Licensed Intellectual Property; (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property; or (iv) alleging a material defect or failure to meet specifications in any Company Product, Software or firmware, unauthorized use or disclosure of source code or Customer Technology, or a material breach of any Company IP Agreement. Neither any Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership, use, validity, enforceability, registrability, licensing, distribution, support or maintenance of any Company Intellectual Property, Licensed Intellectual Property, Software, firmware, Company Product or Company Data.

(h)  The Company has possession or control of complete and current copies of the source code, object code, firmware images, build scripts, libraries, toolchains, development files, test files, installation and build instructions, documentation and other materials reasonably necessary to build, compile, install, test, operate, support, maintain and modify all proprietary Software and firmware included in the Company Intellectual Property. Except as set forth in Section 3.12(h) of the Disclosure Schedules, the Company has not disclosed, delivered, licensed, made available or deposited in escrow any source code for any proprietary Software or firmware included in the Company Intellectual Property to or for the benefit of any Person other than employees, contractors and service providers bound by written confidentiality and use restrictions in the ordinary course of business. No Company Product, proprietary Software or firmware contains any Malicious Code. The proprietary Software and firmware included in Company Products currently sold or supported by either Company perform in all material respects in accordance with the applicable specifications and documentation provided to customers, and neither Company has received any unresolved written notice or complaint alleging a material defect, failure or nonconformity in such Software or firmware.

(i)  Section 3.12(i) of the Disclosure Schedules contains a correct, current and complete list of all Open Source Software that is incorporated in, linked with, distributed with, used to operate, or otherwise included in any Company Product or proprietary Software or firmware used in the Company’s business, identifying the applicable license and the Company Product, Software or firmware in which such Open Source Software is used. The Company is in compliance with all licenses applicable to Open Source Software used by the Company. The Company has not used, incorporated, linked, distributed, modified or made available any Open Source Software in a manner that requires or conditions the use, distribution, licensing or availability of any Company Intellectual Property, Company Product or proprietary Software or firmware on (i) disclosure, delivery, licensing or distribution of source code; (ii) licensing for the purpose of making derivative works; (iii) licensing at no charge or on a royalty-free basis; (iv) permitting reverse engineering, reverse assembly or disassembly; (v) granting any patent license, non-assertion covenant or other rights under any Company Intellectual Property; or (vi) imposing any other material limitation, restriction or condition on the right of the Company or Buyer to use, enforce, license, distribute, support, maintain or otherwise exploit any Company Intellectual Property, Company Product or proprietary Software or firmware.

(j)  The Company has complied with all Contracts and written policies applicable to customer-owned source code, firmware, binary images, programming files, test vectors, product specifications, technical data and other confidential or proprietary information delivered or otherwise made available to the Company by customers or other third parties (collectively, “Customer Technology”). The Company has used Customer Technology only as authorized by the applicable customer or third party and has not disclosed, transferred, reverse engineered, copied, retained or otherwise used any Customer Technology except as permitted under the applicable Contract or written authorization. The Company has maintained commercially reasonable physical, technical and administrative safeguards designed to protect Customer Technology against unauthorized access, use, disclosure, loss and modification, and has not received any written notice or complaint alleging unauthorized access to, use of or disclosure of Customer Technology.

(k)  Section 3.12(k) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or, to the Seller’s Knowledge, threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(l)  All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. The Company has implemented and maintained commercially reasonable safeguards to ensure the confidentiality, integrity, security and availability of the Company IT Systems, Company Data, Personal Information and Customer Technology. There has been no malfunction, failure, continued substandard performance, denial-of-service, ransomware event, cyberattack, Security Incident or other impairment of the Company IT Systems that has resulted in, or is reasonably likely to result in disruption or damage to the business of the Company, unauthorized access to or disclosure of Company Data, Personal Information or Customer Technology, or an obligation to notify any Person or Governmental Authority.

(m)  Except as set forth in Schedule 3.12(m), the Company, and to the Seller’s Knowledge, all third parties Processing Protected Data on the Company’s behalf, are and at all times have been, in compliance with all applicable Privacy and Security Requirements. The Company has adopted and published Privacy Policies that accurately describe the privacy practices of the Company, to any website, mobile application or other electronic platform, and the Company complies and has complied with those Privacy Policies, none of which have been inaccurate, misleading or deceptive (including by omission). The Company does not engage in, and has never engaged in, any sale or selling, lease or leasing, or rent or renting of Personal Information, and does not permit any third parties with access to Protected Data to engage in any such sale or selling, lease or leasing, or rent or renting.

(n)  The Company has not had a Security Incident, nor has it received any written or, to the Seller’s Knowledge verbal, notices, inquiries, audits, requests to audit, or complaints from any Person (including any Governmental Authority) regarding any Security Incident or any non-compliance of the Company with the applicable Privacy and Security Requirements. To the Seller’s Knowledge, no reasonably suspected Security Incident based on credible information remains under investigation or otherwise unresolved.

(o)  The Company has taken commercially reasonable steps to protect and secure Protected Data from Security Incidents and to ensure that third parties who have access to Protected Data or Company IT Systems maintain reasonable safeguards for the applicable Protected Data and Company IT Systems. To the Seller’s Knowledge, no third parties with access to Protected Data or Company IT Systems have failed to comply with any such obligations.

(p)  The Company has not used any data sets, information, or data provided by or obtained or collected from any third party in developing, building, instructing, or training any artificial intelligence or machine learning algorithm, program, product, or technology, including those simulating human intelligent thought processes, (collectively, “AI Programs”) in violation of Law or the Privacy and Security Requirements or any contractual obligation.

(q)  The Company implements, maintains and complies, and at all times during the past five (5) years has implemented, maintained and complied with commercially reasonable organizational security, physical, technical and administrative safeguards which comply with all applicable Privacy and Security Requirements and are designed to ensure that Protected Data is protected against Security Incidents. The Company maintains commercially reasonable written privacy and security policies, and maintains commercially reasonable disaster recovery and business continuity procedures for material Company IT Systems and Protected Data.

Section 3.13 Inventory. All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP. All such inventory is owned by the Company free and clear of all Encumbrances (except for Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable. Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied.

Section 3.15 Customers and Suppliers.

(a)  Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, since the Interim Balance Sheet Date, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)  Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, since the Interim Balance Sheet Date, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

(c)  Section 3.15(c) of the Disclosure Schedules lists each supplier or service provider to the Company (including any contract manufacturer, component vendor, equipment vendor or hosting provider) that (i) is a sole-source or single-source provider of any goods or services to the Company or (ii) is otherwise material to the design, manufacture, programming, testing, servicing, support or operation of any Company Product or to the Company’s business (each, a “Critical Supplier”), and describes the products or services supplied. Except as set forth in Section 3.15(c) of the Disclosure Schedules, (i) no Critical Supplier has notified the Company in writing or, to Seller’s Knowledge, orally, that it intends to cease, materially reduce or materially delay such supply or service, or materially increase its pricing; (ii) to Seller’s Knowledge, there is no material quality issue, end-of-life notice, allocation, shortage or other circumstance reasonably likely to materially and adversely affect such supply or service; and (iii) the Company is not involved in any unresolved material dispute with a Critical Supplier that would reasonably be expected to materially and adversely affect such supply or service.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a)  Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company or affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)  Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. To the Knowledge of the Seller no event has occurred or circumstances exist that may reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance With Laws; Permits.

(a)  Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company has during the past six (6) years complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)  All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. The Company has during the past six (6) years complied, and is now complying, with the terms of all Permits listed on Section 3.18(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a)  The Company is currently, and has been in compliance in all material respects with all Environmental Laws, and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written or, to the Seller’s Knowledge, verbal request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)  The Company has obtained and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures reasonably necessary to facilitate transferability of the same, and neither the Company nor the Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)  No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)  There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(e)  Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)  Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(g)  Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)  Seller has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all material environmental reports, audits and other similar documents with respect to the business or assets of the Company or any currently owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)  Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j)  Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither Seller nor the Company is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 3.20 Employee Benefit Matters.

(a)  Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each benefit, pension, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, dental, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any ERISA Affiliate has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Benefit Plan”).

(b)  For each Benefit Plan, Seller has made available to Buyer at least ten (10) business days prior to the signing of the Agreement accurate, current and complete copies of each of the following, as applicable: (i) where the Benefit Plan has been reduced to writing, the plan document and all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, and side letters; (iv) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other written communications (or a description of any oral communications); (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service (or a copy of any pending application for a determination letter and any related correspondence from the Internal Revenue Service); (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the three (3) most recently filed Forms 5500 (with schedules and financial statements attached), and a copy of the three most recently distributed summary annual reports; (vii) actuarial valuations and reports for the three (3) most recently completed plan years; (viii) the most recent nondiscrimination and top-heavy tests performed under the Code; (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan; (x) copies of current and prior Internal Revenue Service or Department of Labor audits or inquiries; (xi) Fidelity bond and fiduciary liability insurance policies; and (xii) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program.

(c)  Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code, the Affordable Care Act, and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Retirement Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Retirement Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could adversely affect the qualified status of any Qualified Retirement Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or any ERISA Affiliate or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980 of the Code. No Benefit Plan has assets that include securities issued by the Company. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)  Neither the Company nor any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored, or maintained any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”), (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, or (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code. None of the Benefit Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.

(e)  Neither the Company nor any ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any Benefit Plan and nothing has occurred that could constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Benefit Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Benefit Plan covering any active, retired, or former employees or directors of the Company or any ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Benefit Plan in a manner that could subject it to liability under Sections 4062, 4063, or 4064 of ERISA; (iii) failed to comply with ERISA Sections 601 to 608 and Code Section 4980B; or (iv) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of ERISA Sections 4201 or 4204 to any Multiemployer Plan, and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan that could result in any liability of the Company or any ERISA Affiliate to any such Multiemployer Plan. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(f)  Neither the Company nor any ERISA Affiliate has any commitment, intention, or understanding to create, modify, or terminate any Benefit Plan. Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Company or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(g)  Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree medical benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree medical benefits.

(h)  Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).

(i)  Nothing has occurred that could result in a material increase in the benefits under or the expense of maintaining any Benefit Plan from the level of benefits or expense incurred for the most recently completed fiscal year. There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement.

(j)   Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)   Except as set forth in Section 3.20(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock or stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; or (vii) result in payments under any Benefit Plans that would not be deductible under Section 162(m) of the Code. Seller has provided to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21  Employment Matters.

(a)   Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, and sets forth for each individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)   Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been any Union representing or purporting to represent any employee of the Company, and, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor, to the Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)   The Company is not subject to any collective bargaining agreements. The Company is and has been for the past five (5) years, in compliance in all material respects with the terms of the Contracts listed on Section 3.21(b) of the Disclosure Schedules and all applicable federal, state and local Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including but not limited to all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage and overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick leave, paid and unpaid family and medical leave, whistleblowing, and unemployment insurance laws. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified as exempt. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral forum in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation, audit, or claim relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage or overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy (including biometric privacy), health and safety, workers’ compensation, leaves of absence, paid sick, family and medical, or other leave, whistleblowing, and unemployment insurance, or any other employment-related matter arising under applicable Laws.

(d)   The Company has complied with the WARN Act, and any applicable state mini-WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)   Regarding each Government Contract, the Company is and has been in material compliance with Section 503 of the Rehabilitation Act of 1973 (“Section 503”), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), and Executive Order 13706 (Establishing Paid Sick Leave for Federal Contractors) (“E.O. 13706”), each including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with Section 503 and VEVRAA, including all implementing regulations and amendments. The Company is not, and has not been the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with Section 503, VEVRAA or E.O. 13706. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 3.22  Taxes.

(a)   All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects and were, or will be, prepared in compliance with applicable Law. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)   The Company has withheld and timely paid to the appropriate Governmental Authority each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting (including Internal Revenue Service Forms W-2 and 1099 and applicable state and local forms) and backup withholding provisions of applicable Law, including maintenance of required records with respect thereto.

(c)   The Company has collected and paid over to the appropriate Governmental Authority all sales, use, value added, goods and services and similar Taxes required to be collected (or for which the Company is customarily responsible under applicable Law to collect) and timely remitted in full all such Taxes collected to the appropriate Governmental Authority in accordance with applicable Laws (or to the extent not required to be collected and remitted, has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable Law).

(d)   No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. The Company does not have a permanent establishment or taxable nexus in any non-U.S. jurisdiction.

(e)   The Company (i) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has continuing effect; and (ii) is not currently the beneficiary of any extension of time within which to file any Tax Return.

(f)   The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(g)   The Company is, and has been since formation, properly classified as a “C corporation” for federal and applicable state and local income tax purposes.

(h)   Section 3.22(h) of the Disclosure Schedules sets forth:

(i)   the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)  those years for which examinations by the taxing authorities have been completed; and

(iii)   those taxable years for which examinations by taxing authorities are presently being conducted.

(i)   No deficiency for any Taxes has been proposed, asserted or assessed against the Company, that has not been resolved and paid in full, and the Company has not received any request for information related to Tax matters that has not been resolved. None of the Tax Returns filed by the Company, or Taxes payable by the Company, have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or threatened.

(j)   Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2021.

(k)   There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)  The Company (i) has never been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return, (ii) has no liability for Taxes of any other Person as a result of being or ceasing to be a member of any affiliated group (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of other applicable Law), or (iii) has no liability for Taxes of any other Person arising under contract (other than any customary commercial agreement entered into in the ordinary courses of business the primary purpose of which is not related to Tax), by operation of law, or by reason of being a successor or transferee. The Company is not a party to or bound by any contract, agreement, or other arrangement regarding the sharing or allocation of either liability for Taxes or payment of Taxes (other than any customary commercial agreement entered into in the ordinary courses of business the primary purpose of which is not related to Tax).

(n)   The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)   any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)  an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)   an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date;

(iv)   the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date;

(v)  a prepaid, advance payment or deposit amount received or deferred revenue accrued on or before the Closing Date; or

(vi)  any “closing agreement” under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(o)   Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

(p)   All related party transactions between the Company and any of its Affiliates have been made on an arm’s-length basis and all transfer pricing documentation has been kept and filed in compliance with the relevant and applicable Tax law in all material respects.

(q)   The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)   The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s)   There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law), nor is there currently any limitations on the utilization of net interest expense deductions, or similar items, of the Company under Section 163 of the Code.

(t)   Section 3.22(t) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u)   No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23  Books and Records. The minute books of the Company have been provided to the Buyer and are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24  Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, there are no Contracts or other arrangements involving the Company in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.25  Brokers. Except for Sperry Mitchell & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Seller.

Section 3.26  Accredited Investor. Seller represents and warrants that it is an Accredited Investor and acknowledges the applicable resale restrictions on the Consideration Shares as set forth on Section 5.14.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01  Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Washington. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 4.03  Investment Purpose. Buyer is acquiring the Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Stock is not registered under the U.S. Securities Act, or any state securities laws, and that the Stock may not be transferred or sold except pursuant to the registration provisions of the U.S. Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04  Brokers. Except for The Benchmark Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05  Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06  Consideration Shares. The Consideration Shares issued to Seller hereunder have been duly and validly authorized and, upon issuance pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than restrictions on transfer under applicable state and federal securities laws), and the holder of the Consideration Shares shall be entitled to all rights accorded to a holder of Buyer Common Stock. The issuance and delivery of the Consideration Shares does not (a) obligate the Buyer to offer to issue, or issue, shares of Buyer Common Stock or other securities to any Person (other than the Seller) pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights, except such rights as have been or will be waived, or (b) result in any adjustment (automatic, at the election of any Person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of the Buyer. Subject to the accuracy of the representations and warranties made by the Seller in Section 3.26, the offer and sale of the Consideration Shares to Seller is, and will be, (i) exempt from the registration and prospectus delivery requirements of the U.S. Securities Act and (ii) exempt from (or otherwise not subject to) the registration and qualification requirements of applicable securities laws of the states of the United States.

Section 4.07  SEC Reports. The Buyer has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC Section 13, 14(a) and 15(d) of the Exchange Act for the one (1) year preceding the date of this Agreement. As of the time it was filed with, or furnished to, the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the filed SEC Reports complied in all material respects with the applicable requirements of the Exchange Act, and, as of the time they were filed or furnished, none of the filed SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no material outstanding or unresolved comments from the SEC staff with respect to the SEC Reports. To the Buyer’s knowledge, none of the SEC Reports are the subject of an ongoing SEC review. The interactive data in eXtensible Business Reporting Language included in the SEC Reports fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto. The Buyer is not, and has never been, an issuer subject to Rule 144(i) under the U.S. Securities Act.

Section 4.08  Buyer Financial Statements. The consolidated financial statements of the Buyer included in the SEC Reports (collectively, the “Buyer Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and fairly present in all material respects the consolidated financial position of the Buyer and its subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods therein specified (except as otherwise noted therein, and except that any unaudited financial statements may not contain certain footnotes and are subject to normal and recurring year-end adjustments). Except as set forth in the Buyer Financial Statements filed prior to the date of this Agreement, the Buyer has not incurred any material liabilities, contingent or otherwise, except (i) those incurred in the ordinary course of business, consistent with past practices since the date of such financial statements or (ii) liabilities not required under GAAP to be reflected in the Buyer Financial Statements.

Section 4.09  NASDAQ. The issued and outstanding shares of Buyer Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. Buyer is in compliance in all material respects with all listing requirements of NASDAQ applicable to Buyer. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC, respectively, to prohibit or terminate the listing of the Buyer Common Stock on NASDAQ or to deregister the Buyer Common Stock under the Exchange Act. Buyer has taken no action as of the date of this Agreement that is designed to terminate the registration of the Buyer Common Stock under the Exchange Act.

Section 4.10  Sarbanes-Oxley Act. Buyer is, and since January 1, 2025 has been, in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

Section 4.11  Investment Company Act. Buyer is not, and immediately after the transactions contemplated by this Agreement will not be, an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

Section 4.12  No Integration. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the U.S. Securities Act) which, to its knowledge, is or will be (i) integrated with the offer and sale of the Consideration Shares pursuant to this Agreement for purposes of the U.S. Securities Act or (ii) aggregated with prior offerings by Buyer for the purposes of the rules and regulations of NASDAQ. Assuming the accuracy of the representations and warranties of the Seller set forth in Section 3.26, neither Buyer, any of its Affiliates, its subsidiaries nor any Person acting on their behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Buyer security or solicited any offers to buy any Buyer security, under circumstances that would adversely affect reliance by Buyer on Section 4(a)(2) and/or Rule 506 of Regulation D promulgated thereunder for the exemption from registration for the issuance of the Consideration Shares.

ARTICLE V

COVENANTS

Section 5.01  Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company to:

(a)   preserve and maintain all of its Permits;

(b)   pay its debts, Taxes and other obligations when due;

(c)   maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)   continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)   defend and protect its properties and assets from infringement or usurpation;

(f)   perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)   maintain its books and records in accordance with past practice;

(h)   comply in all material respects with all applicable Laws; and

(i)   not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02  Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, potentially hazardous building materials, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.03  No Solicitation of Other Bids.

(a)   Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)   In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)   Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04  Notice of Certain Events.

(a)   From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)   any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or the Members hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)   any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)   Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05  Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules/requested by Buyer at least five Business Days prior to the Closing.

Section 5.06  Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is disclosed with the prior written consent of the Buyer. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07  Non-Competition; Non-Solicitation.

(a)   For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller and the Members shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships formed prior to the date of this Agreement between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller and the Members may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or the Members are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)   During the Restricted Period, Seller and the Members shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general advertisement or solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or the Members or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)   During the Restricted Period, Seller and the Members shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)   Seller and the Members acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or the Members of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)   Seller and the Members acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08  Governmental Approvals and Consents.

(a)   Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)   Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c)   Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)   respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)  avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)   in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)   If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)   All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)   Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09  R&W Insurance Policy. Prior to the Closing, Buyer shall use reasonable best efforts to obtain and bind the R&W Insurance Policy on the terms and conditions set forth on Exhibit B, which terms shall include customary subrogation language reasonably acceptable to Seller. Seller and the Company shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind the R&W Insurance Policy. Prior to the Closing, Seller and Buyer shall each pay or cause to be paid, 50% all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy, which amounts shall be characterized as a Transaction Expense.

Section 5.10  Books and Records.

(a)   In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of four years after the Closing, Buyer shall:

(i)   retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)  upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)   In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of four years following the Closing, Seller shall:

(i)   retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)  upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)   Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law.

Section 5.11  Closing Conditions From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.12  Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.13  Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14  Share Legends. The certificate(s) or DRS advice(s) representing the Consideration Shares will bear the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Section 5.15  NASDAQ Listing. Buyer shall use reasonable best efforts to maintain the listing and trading of Buyer Common Stock on NASDAQ or another national securities exchange designated as such by the SEC and, in accordance therewith, will use reasonable best efforts to comply in all material respects with Buyer’s reporting, filing and other obligations under the rules and regulations of the SEC and the applicable national securities exchange.

Section 5.16  Integration. Buyer shall not, and shall use its reasonable best efforts to ensure that no Affiliate of Buyer shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the U.S. Securities Act) that will be integrated with the offer or sale of the Consideration Shares in a manner that would require the registration under the U.S. Securities Act of the issuance of the Consideration Shares to Seller, or that will be integrated with the offer or sale of the Consideration Shares for purposes of the rules and regulations of NASDAQ or any other applicable national securities exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

Section 5.17  Removal of Legends.

(a)   In connection with any sale, assignment, transfer or other disposition of the Consideration Shares pursuant to Rule 144 or pursuant to any other exemption under the U.S. Securities Act such that the purchaser acquires freely tradable shares and upon compliance by Seller with the requirements of this Agreement, if requested by Seller by notice to Buyer, Buyer shall request its transfer agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within one (1) Business Day of following any such request therefor from Seller, provided that Buyer has timely received from Seller customary representations and other documentation reasonably acceptable to Buyer in connection therewith. Buyer shall be responsible for the fees of its transfer agent and its legal counsel associated with such legend removal.

(b)   Subject to receipt from Seller by Buyer and the transfer agent of customary representations and other documentation reasonably acceptable to Buyer and the transfer agent in connection therewith, upon the earliest of such time as the Consideration Shares (i) have been registered under the U.S. Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) without the requirement for Buyer to be in compliance with the current public information requirements under Rule 144(c)(1) (or any successor provision), Buyer shall, in accordance with the provisions of this Section 5.17(b) and within two (2) Business Days in cases of the foregoing clause (iii), and within one (1) Business Day in the case of the foregoing clauses (i) and (ii), in each case, following any request therefor from Seller accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry shares, and (B) cause its counsel to deliver to the transfer agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the U.S. Securities Act if required by the transfer agent to effect the removal of the legend in accordance with the provisions of this Agreement.

Section 5.18  Registration Rights. As soon as practicable (and in any event within thirty (30) calendar days of the date of this Agreement), Buyer shall file a registration statement on Form S-3 (or other appropriate form of the Company is not then eligible to use Form S-3) providing for the resale by the Seller or its Affiliates of the Buyer Common Stock issued or issuable to the Seller as Consideration Shares under this Agreement (the “Registrable Securities”). Buyer shall use its reasonable best efforts to (i) cause such registration statement to become effective as soon as practicable (and in any event within seventy-five (75) calendar days after the date of this Agreement), and (ii) keep such registration statement continuously effective pursuant to Rule 415 at all times until the earlier to occur of (i) the date on which the Seller and its Affiliates shall have resold all Registrable Securities, or (ii) the date on which such Registrable Securities may be resold by the Seller and/or its Affiliates without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the U.S. Securities Act (“Rule 144”), without the requirement for Buyer to be in compliance with the current public information requirement under Rule 144. In the event that the number of shares available under the initial registration statement at any time is insufficient to cover the Registrable Securities, Buyer shall, to the extent necessary and permissible, amend the initial registration statement or file a new registration statement so as to cover all of such Registrable Securities as soon as practicable, but in any event not less than ten (10) Business Days after the necessity therefor arises. Buyer shall use its reasonable best efforts to cause such new registration statement to become effective as soon as practicable. Seller shall have at least three (3) Business Days to review and comment upon each such registration statement prior to the anticipated filing date and any amendment or supplement thereto, and each such registration statement shall contain a plan of distribution reasonably acceptable to Seller. Seller shall furnish all information reasonably requested by Buyer and as shall be reasonably required in connection with any registration referred to in this Section 5.19.

Section 5.19  PPP Matter Insurance. In the event the Company receives from a Company insurance carrier any reimbursement of the Company’s legal costs in connection with the PPP Matter and such reimbursement amount relates to periods prior to the Closing Date (with any such amount related to periods covering both before and on or after the Closing Date to be prorated) (“Pre-Closing Reimbursement Amounts”), Buyer shall cause the Company to pay over to Seller such Pre-Closing Reimbursement Amounts within five (5) Business Days of receipt thereof net of any out-of-pocket expenses reasonably incurred in the collection thereof.

Section 5.20  Excess Parachute Payments. If any “excess parachute payments” within the meaning of Section 280G(b) of the Code are identified, Seller and the Company shall undertake a cleansing vote prior to close.

ARTICLE VI

TAX MATTERS

Section 6.01  Tax Covenants.

(a)   Without the prior written consent of Buyer, Seller shall not (and, prior to the Closing, Seller shall cause the Company, its Affiliates and their respective Representatives not to), to the extent it may affect, or relate to, the Company, make, revoke, change or rescind any Tax election, adopt or change any accounting method, extend or waive any limitation period with respect to any claim or assessment for Taxes, prepare any Tax Return in a manner which is inconsistent with past practices of the Company, surrender of a right to claim a refund of Taxes with respect to the income, operations or property of the Company, enter into any closing agreement, settlement or compromise of any claim or assessment, initiate a voluntary disclosure or similar procedure, in each case in respect of Taxes, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b)   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due. Seller or Buyer shall, based upon applicable reporting requirements, timely file any Tax Return or other document with respect to such Taxes or fees (and the non-filing party shall cooperate with respect thereto as necessary including, without limitation, by paying such party’s share of such Taxes to the filing party no later than three (3) Business Days prior to the filing deadline of the applicable Tax Return or other document with respect to such Taxes or fees).

(c)   Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer. To the extent that Buyer pays any Taxes pursuant to this Section 6.01(c) of or with respect to the Company (including, without limitation, any Taxes of the Seller with respect to the Company) attributable or allocable to any Pre-Closing Tax Period (including, without limitation, the Taxes attributable to the portion of any Straddle Period ending at the end of the Closing Date) except to the extent such Taxes were taken into account as a current liability in determining Closing Working Capital, Seller shall promptly remit to Buyer such amounts upon written demand from Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Seller shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not) binding upon the Company as of the Closing Date. After Closing, none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Reserved.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)   in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)   in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates from a taxing authority which involves the assertion of any claim, or the commencement of any Action, in respect of Taxes for which an indemnity may be sought by Buyer pursuant to ARTICLE VIII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to seek or obtain such indemnification in accordance therewith. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that Seller shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 No Deemed Asset Acquisition. No election shall be made in connection with the transactions contemplated by this Agreement under Section 338 or any similar provision of federal, state or local income Tax law.

Section 6.08 Allocation. The parties agree to allocate seventy-five percent (75%) of the Purchase Price to the stock of V-Tek and twenty-five percent (25%) to the stock of A&J for U.S. federal income tax purposes.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of ARTICLE VIII shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)   Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 of the Disclosure Schedules and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)   Other than the representations and warranties of Seller and the Members contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05 and Section 3.25, the representations and warranties of Seller and the Members contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties of Seller and the Members contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05(a) and Section 3.25 shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)   Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Seller shall have performed such agreements and covenants, as so qualified, in all respects.

(c)   No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing.

(d)   All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)   From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)   The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g)   Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(h)   Buyer shall have obtained and bound the R&W Insurance Policy on the terms and conditions reasonably satisfactory to Buyer and Seller.

(i)   At least three Business Days before Closing, Seller shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(j)   Seller shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(k)   Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(l)   Seller shall have delivered to Buyer a properly completed and duly executed IRS From W-9, Request for Taxpayer Identification Number and Certification, dated as of the Closing Date.

(m)   Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Stock, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(n)   Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(o)   Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent designee) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(p)   Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent designee) of Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(q)   Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(r)   Buyer shall have submitted a Listing of Additional Shares notification form to NASDAQ regarding the transactions under this Agreement and the issuance and listing of the Consideration Shares.

(s)   Seller shall have delivered to Buyer evidence of termination of the contracts set forth in Schedule 7.02(s).

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)   Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)   Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)   All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(d)   The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to Seller.

(e)   Buyer shall have delivered to Seller cash in an amount equal to the Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(f)   Buyer shall have delivered to third parties by wire transfer of immediately available fund that amount of money due and owing from Seller to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(g)   Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

(h)   Buyer shall have obtained and bound the R&W Insurance Policy on the terms and conditions reasonably satisfactory to Buyer and Seller.

(i)   Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(j)   Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)   Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l)   Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.25, Section 4.01, Section 4.02 and Section 4.04 shall survive for six years; and provided further, that the representations and warranties in Section 3.22 shall survive until 60 days following the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein that by their nature survive the Closing shall survive the Closing for the period explicitly specified therein, or, if no period is specified, indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller and the Members. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller and the Members shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)   any inaccuracy in or breach of any of the representations or warranties of Seller or the Members contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)   any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i);

(d)   Item 2 set forth on Section 3.07 of the Disclosure Schedules;

(e)   the Civil Investigative Demand No. 26-02 issued by the United States Department of Justice, District of Delaware, regarding V-Tek’s forgiven PPP loans (the “PPP Matter”); or

(f)   any unpaid sales or use Tax liabilities of A&J solely in connection with A&J’s acquisition of taxable tangible personal property pursuant to the A&J 2024 APA.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each Seller and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)   any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)   Seller and the Members shall not be liable for any Losses pursuant to Section 8.02(a) until the aggregate amount of such Losses exceed $50,000 (the “Basket”). Thereafter, the aggregate amount of all Losses for which Seller or the Members shall be liable pursuant to Section 8.02(a), other than in respect of Seller Fundamental Representations (which Seller Fundamental Representations shall be limited in the manner set forth in Section 8.06(c)), shall not exceed $50,000 (the “Cap”) provided, however, that nothing herein shall limit or impair Buyer’s right to recover covered Losses under the R&W Insurance Policy.

(b)   The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed $2,300,000.

(c)   Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not (i) apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.22, and Section 3.25, (collectively, the “Seller Fundamental Representations”), or Section 4.01, Section 4.02 and Section 4.04 (collectively, the “Buyer Fundamental Representations”); or (ii) affect or otherwise limit any claim made or available under the R&W Insurance Policy.

(d)   For purposes of this ARTICLE VIII, (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, in all material respects or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)   Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim if (w) the Third-Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (x) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (y) the assumption of defense of the Third-Party Claim by the Indemnifying Party is reasonably likely to cause a Buyer Indemnitee to lose coverage under the R&W Insurance Policy, or (z) a Buyer Indemnitee or the insurer is required to assume the defense of such Third-Party Claim pursuant to the R&W Insurance Policy. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable documented out of pocket fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of reasonable documented out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)   Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)   Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request, subject to Section 5.06 and applicable Law; provided, that, any such access shall be subject to reasonable prior notice, shall take place during normal business hours, and shall be conducted in a manner that does not unreasonably interfere with the business of the Company. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)   Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company shall be governed exclusively by ARTICLE VI hereof.

(e)   Special Indemnity Matters. Notwithstanding anything to the contrary in this Section 8.05, Seller shall be permitted to control the defense of the Action to which the Special Indemnity Escrow Amount relates until such time as such Action has been fully resolved; provided, that (i) Buyer shall be permitted to participate in such defense with counsel of its choosing (and at Buyer’s expense), (ii) Seller shall keep Buyer promptly informed of any material development in respect of the Action until fully resolved, and (iii) seller shall not settle such Action in any manner which would impose any penalty or limitation on Buyer or the Companies without Buyer’s written consent, which consent may not be unreasonably withheld, conditioned or delayed.

Section 8.06 Payments; R&W Insurance Policy.

(a)   Subject to the limitations of this Article VIII, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII that results in a payment obligation by the Indemnifying Party, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)   Subject to the limitations of this Article VIII, any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(a) (other than for breaches of Seller Fundamental Representations) shall be satisfied solely (i) first, from the Indemnity Escrow, and (ii) second, by recovery under the R&W Insurance Policy.

(c)   Subject to the limitations of this Article VIII, any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(a) for breaches of Seller Fundamental Representations, shall be satisfied (i) first, from the Indemnity Escrow, (ii) second, by recovery under the R&W Insurance Policy, and (iii) third, solely to the extent that Losses pursuant to breaches of Seller Fundamental Representations cause the total Losses to exceed the stated policy amount of the R&W Insurance Policy, then such excess Losses (and only such excess Losses) shall be payable by Seller.

(d)   Any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(b), Section 8.02(c) or Section 8.02(d) shall be paid by Seller.

(e)   Any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(e) shall be satisfied solely (i) first, from the Special Indemnity Escrow, and (ii) second, shall be paid by Seller.

(f)   Any Losses payable to a Buyer Indemnitee pursuant to Section 8.02(f) shall be satisfied solely (i) first, by using commercially reasonable efforts to obtain payment through recourse to A&J’s indemnification rights pursuant to Section 5.3 of the A&J 2024 APA, including, if necessary, the undertaking of legal action against the “Seller” and “Owners” thereunder, and (ii) second, shall be paid by Seller.

(g)   Notwithstanding anything to the contrary, the liability of Karol, the Karol Trust and Hodson shall be several and not joint on the basis of their respective percentage interest ownership of Seller; provided, that (i) the liability of Karol and the Karol Trust shall be joint and several on such basis, and (ii) Seller shall be jointly and severally liable with all Members.

(h)   For clarity and the avoidance of doubt, any limitations on the indemnification obligations of Seller and the Members set forth in this ARTICLE VIII in respect of the R&W Insurance Policy shall be absolute and no other circumstance or event, including the ability or inability of the carrier underwriting the R&W Insurance Policy to make payment in respect of claims made thereunder, shall modify or negate any such limitation herein.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for all applicable Tax purposes, except to the extent otherwise required under Section 453 of the Code and unless otherwise required by applicable Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to and except for Section 2.04, Section 5.07, Section 6.01, and Section 10.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 2.04, Section 5.07, Section 6.01 and Section 10.11, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement or to seek any remedy on account of any party’s fraud. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article VIII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)   by the mutual written consent of Seller and Buyer;

(b)   by either Seller or Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before October 21, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

(c)   by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer;

(d)   by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(e)   by Buyer or Seller if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)   that the obligations set forth in this ARTICLE IX and ARTICLE X hereof shall survive termination; and

(b)   that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	c/o Koda Enterprises Group, LLC Attention: William S. Karol and Janice Hodson E-mail: wkarol@koda.com and jhodson@koda.com

with a copy to:	Blank Rome LLP 125 High Street 3rd Floor Boston, MA 02110 Attention: Mark Manning E-mail: mark.manning@blankrome.com

If to Buyer:	6645 185th Ave. N.E. Suite 100 Redmond, WA 98052 Attention: Charles DiBona, Chief Financial Officer E-mail: dibonac@dataio.com

with a copy to:	Dorsey & Whitney LLP 701 Fifth Avenue, Suite 6100 | Seattle, WA 98104-7043 Attention: Kimberley Anderson E-mail: anderson.kimberley@dorsey.com

Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or mangers, as applicable.

V-TEK HOLDINGS, LLC

By:	/s/ William S. Karol

Name:	William S. Karol

Title:	President

By:	/s/ William S. Karol

Name:	William S. Karol

WILLIAM S. KAROL FAMILY TRUST

By:	/s/ Frank A. Segall

Name:	Frank A. Segall

Title:	Trustee

By:	/s/ Janice Hodson

Name:	Janice Hodson

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or mangers, as applicable.

DATA I/O CORPORATION

By:	/s/ Charles DiBona

Name:	Charles DiBona

Title:	CFO

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

SPECIFIED ACCOUNTING PRINCIPLES

[Exhibit A has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and the Company believes would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.]

EXHIBIT B

R&W INSURANCE POLICY

[Exhibit B has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and the Company believes would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.]

EXHIBIT C

WORKING CAPITAL METHODOLOGY

[Exhibit C has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The omitted schedules and exhibits are not material and the Company believes would not contain information material to investors. The registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.]